Sub-item 77I

LEGG MASON PARTNERS EQUITY TRUST
SUPPLEMENT DATED NOVEMBER 30, 2012
TO THE PROSPECTUS,
DATED MAY 31, 2012, OF
LEGG MASON TARGET RETIREMENT 2015
LEGG MASON TARGET RETIREMENT 2020
LEGG MASON TARGET RETIREMENT 2025
LEGG MASON TARGET RETIREMENT 2030
LEGG MASON TARGET RETIREMENT 2035
LEGG MASON TARGET RETIREMENT 2040
LEGG MASON TARGET RETIREMENT 2045
LEGG MASON TARGET RETIREMENT 2050
LEGG MASON TARGET RETIREMENT FUND

The following supplements the section of the fund's Prospectus titled "More on the funds' investment strategies, investments and risks - Underlying funds."

New underlying funds

Effective on or about November 28, 2012, Legg Mason BW Diversified Large Cap Value Fund and Legg Mason BW Absolute Return Opportunities Fund will be added as underlying funds in which the funds may invest.

Underlying fund U.S. Equity

Legg Mason BW Diversified
Large Cap Value Fund

Investment objectives and principal investment strategies
Seeks long-term capital appreciation. The fund normally invests at least 80% of its net assets in equity securities of large cap companies. Large cap companies are those companies with market capitalizations similar to companies in the Russell 1000 Index. The fund invests primarily in equity securities that, in the investment adviser's opinion, are undervalued or out of favor.
The investment adviser invests in securities that meet its value criteria, based on both quantitative and fundamental analysis. The fund expects to hold approximately 150-250 stocks under normal market conditions. The fund may invest in foreign equity securities, either directly or through depositary receipts.

Underlying fund
Legg Mason BW Absolute
Return Opportunities Fund

U.S. Core Fixed Income
Investment objectives and principal investment strategies

Seeks to generate positive returns that are independent of market cycles. Under normal market conditions, the fund seeks to meet its investment objective through strategic investments in domestic and foreign fixed income securities and currencies. The fund will initiate long and short exposures by investing across bond sectors, including sovereign debt and corporate bonds; currencies; and derivative instruments. Short exposure will be established primarily through the use of derivatives, including currency forwards, interest rate swaps and futures. The portfolio managers endeavor to outperform the return of the 3-month U.S. Treasury Bill by 300 basis points on a rolling 36-month basis, although there can be no assurance this rate of return will be achieved. Long investments are typically concentrated in sovereign debt or currencies of 6 to 12 countries, or corporate debt of issuers in those countries that the portfolio managers believe offer the most attractive absolute return opportunites. Short positions are typically established in interest rates or currencies that the portfolio managers believe are overvalued, will fall in value and can potentially generate absolute returns. The Fund May invest a significant portion of its assets in a particular geographic region or country, including emerging market countries. The portfolio managers intend to maintain an average weighted portfolio quality of A- or better. The fund will invest in both investment grade and below investment grade securities and currencies of developed and emerging countries. The weighted average effective duration of the fund's portfolio, including derivatives, is expected to range from -5 to +5 years. The fund's use if derivaties may be extensive.

The following supplements Appendix A of the fund's Prospectus.

Average annual total returns (for the periods ended December 31, 2011)


                          					     Inception
         		      				 Since	      date of
Underlying fund 	 1 year	  5 years    10 years   inception      class

U.S. Equity
Legg Mason BW Diversified
Large Cap Value Fund 	  5.97	   - 	      - 	  15.12        09/07/10

U.S. Core Fixed Income
Legg Mason BW Absolute
Return Opportunities Fund  -       -          -            0.68*       02/28/11

* Return is not annualized.